Exhibit 3.2

FIRST AMENDMENT

TO THE AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

POLYMER HOLDINGS LLC

September 29, 2009

This first amendment (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Polymer Holdings LLC, a Delaware limited liability company (the “Company”), dated as of December 23, 2003, is made by the sole Member. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, pursuant to Section 15 of the Agreement, the sole Member has authorized this Amendment pursuant to a written consent, dated as of the date hereof.

WHEREAS, pursuant to Sections 4.02 and 11.07 of the Second Amended and Restated Limited Liability Company Operating Agreement of TJ Chemical Holdings LLC, a Delaware limited liability company, dated as of March 31, 2004, each of the Voting Members (as defined therein) has authorized this Amendment pursuant to a unanimous written consent, dated as of the date hereof.

NOW, THEREFORE, the sole Member hereby amends the Agreement as follows:

Section 1. Amendments to the Agreement.

1.1 Section 14(b) of the Agreement is hereby amended to read in its entirety as set forth below:

“The Board of Directors shall consist of the members of the board of directors of the Member as well as such other persons as may be appointed by the Member from time to time. A new director shall be appointed and a director shall be removed whenever such director is appointed to or removed from, as the case may be, the board of directors of the Member.”

1.2 Section 14(d) of the Agreement is hereby amended to read in its entirety as set forth below:

“The Company (in its capacity as the sole member of Kraton) shall take all actions necessary to cause the persons constituting the Board of Directors to be appointed as members of the board of directors of Kraton; provided, that the members of the board of directors of Kraton may also include such other persons as may be appointed or elected pursuant to the governing documents of Kraton.”

Section 2. Miscellaneous.

2.1 No Other Amendments. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

2.2 Governing Law. This Amendment shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the Board of Directors of TJ Chemical Holdings LLC have caused this Amendment to be duly executed and delivered as of the date first written above.

/S/ KELVIN L. DAVIS
Kelvin L. Davis

/S/ MICHAEL G. MACDOUGALL
Michael G. MacDougall

/S/ KEVIN G. O’BRIEN
Kevin G. O’Brien

/S/ TIMOTHY J. WALSH
Timothy J. Walsh

/S/ NATHAN H. WRIGHT
Nathan H. Wright